Exhibit 21
SUBSIDIARY COMPANIES

State or Country
Name of Subsidiary	of Incorporation
Tronox LLC	Delaware, United States
Tronox Worldwide LLC	Delaware, United States
Tronox Pigments (Holland) B.V.	The Netherlands
Tronox Pigments (Netherlands) B.V.	The Netherlands
Tronox Pigments International GmbH	Switzerland
Tronox Pigments (Savannah), Inc.	Georgia, United States
Tronox Western Australia Pty. Ltd	Western Australia
Tronox Holdings, Inc.	Delaware, United States
Tronox B.V.	The Netherlands
Tronox Finance B.V.	The Netherlands
Tronox Pigments GmbH	Germany
Tronox Pigments Services GmbH	Germany
Tronox Pigments Ltd.	Bahama Islands
Tronox GmbH	Germany
Tronox (Luxembourg) Holding S.a.r.l.	Luxembourg
Tronox Luxembourg S.a.r.l.	Luxembourg
Tronox (Switzerland) Holding GmbH	Switzerland
Tronox International ApS	Denmark
Tronox Pigments N.V.	Belgium
A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2006.